Exhibit 99.1

Amy Wendell Elected to Hologic Board of Directors

MARLBOROUGH, Mass., December 16, 2016 /PRNEWSWIRE/ – Hologic, Inc. (Nasdaq: HOLX) announced today that Amy Wendell has been elected to the Company’s Board of Directors, effective December 14. Ms. Wendell also was appointed to the Company’s Audit and Finance Committee.
Ms. Wendell brings to Hologic a wealth of experience in the healthcare industry, particularly in the areas of market and technology development. As Senior Vice President of Strategy and Business Development for Covidien plc, until it was acquired by Medtronic (NYSE: MDT) in 2015, Ms. Wendell led strategic planning and portfolio management, as well as all business development initiatives including mergers and acquisitions, integrations, equity investments, divestitures, licensing, distribution and market intelligence.
“It is a pleasure to welcome Amy to Hologic’s Board of Directors,” said Steve MacMillan, the Company’s Chairman, President and Chief Executive Officer. “Amy’s strategic acumen, combined with her depth of experience in operational, product and overall portfolio management, are a great addition to our Board.”
Ms. Wendell is also a Director of Ekso Bionics, AxoGen, Inc., and Por Cristo, a non-profit organization.  She received a bachelor's degree from Lawrence Technological University (Mich.) and a master's degree in biomedical engineering from the University of Illinois.
About Hologic
Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products.  The Company's core business units focus on diagnostics, breast health, GYN surgical, and skeletal health.  With a unified suite of technologies and a robust research and development program, Hologic is dedicated to The Science of Sure.  For more information on Hologic, visit www.hologic.com.
Forward-Looking Statements
This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, and statements regarding the Company's Board of Directors. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. These risks are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.
Contact
Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588

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